Exhibit 10.1
CHANGE OF CONTROL AGREEMENT AMENDMENT
     This Amendment (“Amendment”) is made and entered into as of this 25th day of August, 2006, to amend that certain Change of Control Agreement made and entered into as of the eighth day of December, 2003, by and between THE OILGEAR COMPANY, a Wisconsin corporation (the “Company”) and David A. Zuege (the “Executive”).
     WHEREAS, the Company and Executive entered into a Change of Control Agreement as of December 8, 2003 (the “Agreement”) that provides for payments to Executive in the event of Executive’s termination of employment following a change in control; and
     WHEREAS, the Company and Lincoln Acquisition Corp., a Wisconsin corporation (“Lincoln”), have entered into an agreement and plan of merger dated August 25, 2006 pursuant to which Lincoln will merge with and into the Company (the “Merger”); and
     WHEREAS, the Merger will be considered a change of control under the Agreement;
     WHEREAS, some of the provisions of the Agreement are ambiguous as to the amounts to be paid to the Executive; and
     WHEREAS, the Company and Executive wish to amend the Agreement, and all other plans, agreements and arrangements with similar provisions, to limit the payments to Executive in certain circumstances in the event of Executive’s termination of employment following the Merger.
     NOW THEREFORE, for good and valuable consideration which is hereby acknowledged by Executive and Company, the parties hereto agree as follows:
     1. A new Section 6(e) is added to the Agreement to read as follows:
          (e) Limitation on Compensation.
(i) In the event that Executive becomes entitled to benefits under this Section 6 as a result of the merger of Lincoln Acquisition Corp. with and into the Company and the payments or benefits payable to Executive under this Section 6 or any other payments or benefits received or to be received by the Executive from the Company (whether payable pursuant to the terms of this Agreement, or any other plan, agreement or arrangement with theCompany) or any corporation (“Affiliate”) affiliated with the Company within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the “Code”), in the opinion of the surviving Company, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and the present value of such “parachute payments” equals or exceeds three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code, then the lump sum cash payment payable to Executive under this Section 6 shall be reduced to an amount, the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Executive from the Company (or an Affiliate) that are deemed “parachute payments”) is equal to 2.99 times the “base amount.”
(ii) All determinations made by the surviving Company shall be consistent with the methods used to calculate the Executive’s parachute payments as shown in Exhibit 1 attached to this Amendment. In the event the Company’s determination of the reduction of the lump sum payment equals or exceeds $50,000, then, at the Executive’s request, the amount of the reduction shall be determined by the Accounting Firm in accordance with the provisions of Section 9(b) of the Agreement, without regard to the methods set forth in Exhibit 1.
     2. In order to resolve any ambiguity in the application of Section 6 of the Agreement, the Executive and the Company agree that the lump sum cash payment pursuant to Section 6(a)(ii) will be $492,697 (regardless of the year of the actual termination of employment but subject to reduction pursuant to Section 1).
     3. The Executive irrevocably waives any right to payment or benefits provided pursuant to the following sections of the Agreement: Sections 6(a)(iii) (medical, dental and vision benefits, other than health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and retiree health benefits provided by the Company) and Section 6(a)(iv) (outplacement services).
     4. Other than the payment of the Accrued Compensation, payment of accrued but unused vacation benefits (in a manner and amount consistent with Company policy in place as of the date of this Amendment which includes the 1992 accrual), payments with respect to outstanding stock and stock options held by the Executive in accordance with the terms of the Merger, payment of the amount described in Section 2 of this Amendment (as such payment may be reduced pursuant to Section 1 of this Amendment), payment of the benefits under the Retirement Benefits Equalization Plan and Deferred Directors Fee Plan, payment of the Executive’s bonus under the Company’s Variable Compensation Plan, payment of retirement and welfare benefits in accordance with the terms of the Company’s employee benefit plans (including the retiree health care credit awarded by the Company), the forgiveness of the Executive’s indebtedness to the Company in the amount of $5,280 and the Gross-Up Payment (if applicable), the Executive agrees and acknowledges that the Company will owe him no other benefits or amounts and hereby releases the Company from any and all payments pursuant to this Agreement or any other plan, agreement or arrangement.
     5. In the event it is determined by a court or pursuant to final determination by the Internal Revenue Service that any portion of deemed parachute payments will cause the Executive to be subject to the Excise Tax (but for the application of this Section 5), then the amount of such parachute payments in excess of the maximum amount of parachute payments that the Executive may receive without being subject to the Excise Tax shall be treated as a loan from the Company to the Executive which the Executive shall repay to the Company, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not reduce the amount subject to the Excise Tax, and further provided that the total amount of repayment pursuant to this Section 5 shall not exceed 10% of the amount provided in Section 1 of this Amendment. For the avoidance of doubt, in the event the Executive remains subject to the Excise Tax after the application of forgoing provisions of this Section 5, then the Executive will be entitled to the Gross-Up Payment provided in Section 9 of the Agreement.
     6. The first sentence of Section 9(a) of the Agreement shall be modified to read as follows:
“Subject to Section 6(e) of this Agreement, in the event it shall be determined...”
     7. Except as expressly amended herein, the Agreement remains unchanged and continues in full force and effect. Except as provided in the Agreement, as amended, the Executive irrevocably waives the right to receive payments in excess of the limits contemplated in Section 1 of this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the day and year first above written.

/s/ David A. Zuege
David A. Zuege (Executive)

THE OILGEAR COMPANY
By:	/s/ David A. Zuege